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                                                                EXHIBIT 12


                MARTIN MARIETTA CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                        FORM 10-K
                          For the Year Ended December 31, 1993

                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (In thousands, except ratio)


EARNINGS:
Net earnings                                                $  20,857
Taxes on income                                               275,000
Cumulative Effect of Changes in Accounting Principles         429,432
Interest expense                                              113,428
Amortization of debt discount (premium)                      (  3,255)
Portion of rents representative of an interest factor          23,368
Earnings of less than 50% owned associated companies             (379)

Adjusted earnings before taxes and fixed charges            $ 858,451


FIXED CHARGES:

Interest expense                                            $ 113,428
Amortization of debt discount and expense                    (  3,255)
Portion of rents representative of an interest factor          23,368
Capitalized interest                                            2,857

Total fixed charges                                         $ 136,398

RATIO OF EARNINGS TO FIXED CHARGES                               6.29
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